Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-118113 and 333-196274) and on Form S-3 (Nos. 33-38869, 33-63119, 3333-46055, 333-62156, 333-69294, 333-82212, 333-121502, 333-121504, 333-125077, 333-131393, 333-135816, 333-135962, 333-137093, 333-178413, and 333-201264) of our reports relating to the consolidated financial statements of Vector Group Ltd. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers) and the effectiveness of the Company's internal control over financial reporting dated March 1, 2019 appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
Miami, Florida
March 1, 2019